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                                                 USAir, Inc.
                                                 Exhibit 99
                                       Airline Operating Statistics 1)






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                                   Three Months Ended September 30,     Nine Months Ended September 30,
                                  ---------------------------------    --------------------------------
                                                           Increase                            Increase
                                     1995        1994     (Decrease)     1995        1994     (Decrease)
                                     ----        ----      --------      ----        ----      --------
Revenue passengers (thousands) *    14,020      15,803     (11.3) %     42,986      44,824      (4.1) %

Total revenue passenger miles
  ("RPMs") (millions)                9,711      10,308      (5.8) %     29,024      28,978       0.2  %

Revenue passenger miles
  (millions) *                       9,592      10,199      (6.0) %     28,658      28,626       0.1  %

Total available seat miles
  ("ASMs") (millions)               14,560      16,020      (9.1) %     44,955      45,862      (2.0) %

Available seat miles
  (millions) *                      14,428      15,897      (9.2) %     44,549      45,466      (2.0) %

Passenger load factor 2) *            66.5 %      64.2 %     2.3  pts.    64.3 %      63.0 %     1.3  pts.

Breakeven load factor 3) 4)           66.2 %      70.5 %    (4.3) pts.    64.8 %      67.8 %    (3.0) pts.

Passenger revenue per ASM *          10.82 c      9.32 c    16.1  %      10.60 c      9.91 c     7.0  %

Total revenue per ASM 4)             11.86 c     10.15 c    16.8  %      11.59 c     10.79 c     7.4  %

Cost per ASM 4)                      11.40 c     10.76 c     5.9  %      11.26 c     11.17 c     0.8  %

Yield (revenue per RPM) *            16.28 c     14.53 c    12.0  %      16.49 c     15.74 c     4.8  %

Cost of fuel per gallon 5)           52.84 c     53.33 c    (0.9) %      52.53 c     52.96 c    (0.8) %

Gallons of fuel consumed
  (millions)                           278         313     (11.2) %        869         901      (3.6) %


*  = denotes scheduled service only.
c  = cents


1)   Statistics include free frequent travelers and the related miles flown.
2)   Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).
3)   Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
4)   Financial statistics exclude non-recurring charges as well as revenue and expense generated under the British Airways wet lease arrangement.
5)   Cost includes the base cost of fuel and transportation charges.
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